                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     TUPPERWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
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         -----------------------------------------------------------------------
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                             TUPPERWARE CORPORATION
                         14901 S. ORANGE BLOSSOM TRAIL
                               ORLANDO, FL 32837

                            ------------------------

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

                                                                 [LOGO]

To Our Shareholders:

    It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Corporation to be held on Friday, May 8, 1998 at the Hyatt Regency Hotel, Orlando International Airport, Orlando, Florida. The meeting will begin at 10:00 a.m.

    The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it as soon as possible so that your shares will be represented.

    Warren Batts retired in September 1997 after serving as the Company's Chairman and Chief Executive Officer since it began its existence as a public company in 1996. Warren's leadership during that important period was critical. On behalf of all the directors, I want to express our appreciation for Warren's guidance and dedication to the Company.

                                          Sincerely,

                                                     [SIGNATURE]

                                          Rick Goings
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

March 27, 1998

                             TUPPERWARE CORPORATION
                         14901 S. ORANGE BLOSSOM TRAIL
                               ORLANDO, FL 32837

                            ------------------------

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

                                                                 [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The 1998 annual meeting of shareholders of Tupperware Corporation will be held at the Hyatt Regency Hotel, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827 on Friday, May 8, 1998 at 10:00 a.m. to consider and vote upon:

    1. The election of four directors for the term expiring at the 2001 annual meeting of shareholders and one director for the term expiring at the 1999 annual meeting of shareholders;

    2. The proposal to ratify the appointment of Price Waterhouse LLP as independent auditors for the fiscal year ending December 26, 1998; and

    3. Such other business as may properly come before the meeting and any adjournment thereof.

    The foregoing matters are described in more detail in the attached proxy statement.

    Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage paid envelope. This will ensure that your vote is counted, whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

    If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

                                          By order of the Board of Directors,

                                                      [SIGNATURE]

                                          Thomas M. Roehlk
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

March 27, 1998

                              GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Tupperware Corporation (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 8, 1998 and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 27, 1998.

VOTING AT THE MEETING

    The Board of Directors (the "Board") has fixed the close of business on March 10, 1998, as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 59,200,241 shares of the Company's common stock, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

    Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Norwest Bank Minnesota, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

    The Company's By-laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

1.  ELECTION OF DIRECTORS

BOARD OF DIRECTORS

    The Board is divided into three classes of directors. At each annual meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. In addition, directors may be elected to fill vacancies in classes whose terms are expiring in later years. All of the nominees except Betsy D. Holden are currently directors of the Company. Four directors have been nominated by the Board for election at this meeting for the term expiring in 2001. They are Rita Bornstein, E. V. Goings, Robert M. Price and Joyce M. Roche. Betsy D. Holden has been nominated by the Board for election at this meeting for the term expiring in 1999.

    Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

    The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

                                                                                                     YEAR FIRST
                   NAME PRINCIPAL BUSINESS POSITIONS FOR THE PAST FIVE YEARS,                          ELECTED
                         OTHER DIRECTORSHIPS, EXPIRATION OF TERM AND AGE                              DIRECTOR
-------------------------------------------------------------------------------------------------  ---------------
NOMINEES FOR ELECTION AS DIRECTORS FOR THE TERM EXPIRING IN 2001:

  RITA BORNSTEIN, PH.D., President of Rollins College, an independent comprehensive liberal arts
    college. Dr. Bornstein serves as a director of NationsBank Corporation. Age 61...............       1997

  E. V. GOINGS, Chairman and Chief Executive Officer since October 1997, after serving as
    President and Chief Operating Officer of the Company since February 1996. Prior thereto, he served as Executive Vice President of Premark International, Inc. and President of Tupperware
    Worldwide since November 1992. Mr. Goings serves as a director of SunTrust Bank, Florida and
    as National Chairman of The Boys and Girls Club of America. Age 52...........................       1996

  ROBERT M. PRICE, President of PSV, Inc., a firm which assists public and private organizations in the utilization and commercialization of new technologies. Mr. Price serves as a director of Affinity Technology Group, Inc., Fourth Shift Corporation, International Multifoods
    Corporation and Public Service Company of New Mexico. Age 67.................................       1996

  JOYCE M. ROCHE, President and Chief Operating Officer of Carson, Inc., a personal care products company, since 1996, after serving in various executive positions with Avon Products, Inc., a direct-selling consumer products company. She serves as a director of Carson, Inc. and
    Southern New England Telecommunications Corporation. Age 50..................................       1998

NOMINEE FOR ELECTION AS A DIRECTOR FOR THE TERM EXPIRING IN 1999:

  BETSY D. HOLDEN, Executive Vice President of Kraft Foods, Inc., a subsidiary of Philip Morris
    Companies, Inc., and President of its Kraft Cheese Division, since 1995. Prior thereto, Ms.
    Holden served as President of Kraft's Tombstone Pizza division since 1993, after serving in          Not
    various marketing and product development positions with Kraft Foods, Inc. Age 42............    Applicable

DIRECTORS CONTINUING IN OFFICE:

  JOE R. LEE, Chairman and Chief Executive Officer of Darden Restaurants, Inc., which owns and operates casual dining restaurants, since May 1995. Mr. Lee served as President and Chief
    Executive Officer of General Mills Restaurants from December 1994 until being named to his present position. He previously served as Vice Chairman of General Mills, Inc. and Chief
    Financial Officer. Mr. Lee serves as a director of Darden Restaurants, Inc. Term expires in
    2000. Age 57.................................................................................       1996

  BOB MARBUT, Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc., a
    television station group, since August 1997. Previously he was Chairman and Chief Executive
    Officer of Argyle Television since 1994, and Chairman and Chief Executive Officer of Argyle
    Communications, Inc. since January 1992. Mr. Marbut serves as a director of Argyle
    Communications, Inc., Hearst-Argyle Television, Inc., Diamond Shamrock, Inc., Katz Media
    Group, Inc., and Tracor, Inc. Term expires in 2000. Age 62...................................       1996

  DAVID R. PARKER, Chairman of the Board of ProSource, Inc., a leading food-service distribution company, since June 1992. Mr. Parker serves as a director of Premark International, Inc. and
    ProSource, Inc. Term expires in 2000. Age 54.................................................       1997

                                                                                                     YEAR FIRST
                   NAME PRINCIPAL BUSINESS POSITIONS FOR THE PAST FIVE YEARS,                          ELECTED
                         OTHER DIRECTORSHIPS, EXPIRATION OF TERM AND AGE                              DIRECTOR
-------------------------------------------------------------------------------------------------  ---------------
  RUTH M. DAVIS, PH.D., President and Chief Executive Officer of The Pymatuning Group, Inc., a
    technology management services firm. Dr. Davis is Chairman of the Board of Trustees of The
    Aerospace Corporation and a Trustee of Consolidated Edison Company of New York. She also serves as a director of Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation,
    Premark International, Inc., Principal Mutual Life Insurance Company, Sprint Corporation, and
    Varian Associates. Term expires in 1999. Age 69..............................................       1996

  LLOYD C. ELAM, M.D., Distinguished Professor emeritus (after serving as Chancellor and as
    President) of Meharry Medical College. Dr. Elam serves as a director of Merck & Co., Inc.,
    Phoenix Health Systems, Inc., and Premark International, Inc. Term expires in 1999. Age 69...       1996

  CLIFFORD J. GRUM, Chairman and Chief Executive Officer of Temple-Inland, Inc., a forest products company. Mr. Grum serves as a director of Cooper Industries, Inc., Temple-Inland,
    Inc., and Trinity Industries, Inc. Term expires in 1999. Age 63..............................       1996

BOARD COMMITTEES

    The Audit and Corporate Responsibility Committee, which held three meetings in 1997, reviews the scope and results of the audit by the independent auditors, makes recommendations to the Board as to the selection of independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. In addition, it reviews systems of internal control and accounting policies. The Committee also monitors the Company's relationships with and support of various outside interests, including the communities within which it operates. The Committee also reviews the Company's adherence to both the spirit and letter of relevant laws. In addition, it reviews employee benefit plan investment performance and policies. The Committee charter provides that Committee membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members of this Committee are Mr. Parker (Chairperson), Dr. Davis, Ms. Roche and Messrs. Lee and Price.

    The Compensation and Directors Committee, which held four meetings in 1997, identifies, reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. The Committee will consider recommendations from shareholders as to candidates for Board membership. Any shareholder who desires to propose a candidate for Board membership should send to the attention of the Secretary of the Company a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and complete business, professional and educational background of the proposed candidate. The Compensation and Directors Committee also evaluates the performance of and makes compensation recommendations for senior management, including the Chief Executive Officer. It directs the administration of and makes various determinations under the management incentive plans. It appoints members of senior management to have responsibility for the design and administration of employee benefit plans. Members of this Committee are Mr. Marbut (Chairperson), Dr. Bornstein, Dr. Elam and Mr. Grum.

    The Executive Committee, which did not meet in 1997, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Messrs. Goings (Chairperson), Lee, Marbut and Parker.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

    There were six Board meetings and seven committee meetings held in 1997. No director attended fewer than 75 percent of the aggregate of Board meetings and committee meetings on which the director served as a committee member.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors and nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and nominees and all executive officers of the Company as a group on March 10, 1998, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No current director or officer owns more than 1 percent of the Company's common stock. Directors and officers as a group own 3.1 percent, and Mr. Batts owns 1.3 percent.

                                                  SHARED       SHARES THAT MAY                                 TOTAL
                                               OWNERSHIP OR      BE ACQUIRED                  RETIREMENT      SHARES
                                    SOLE      HELD BY OR FOR   WITHIN 60 DAYS   RESTRICTED      SAVINGS     BENEFICIALLY
NAME                              OWNERSHIP   FAMILY MEMBERS   OF MARCH 10(1)    STOCK(2)     PLAN-401(K)      OWNED
-------------------------------  -----------  ---------------  ---------------  -----------  -------------  -----------
Warren L. Batts................     562,331             --          216,386             --            --       778,717
Rita Bornstein.................       1,200             --            1,352             --            --         2,552
Ruth M. Davis..................       3,640             --            1,422             --            --         5,062
Lloyd C. Elam..................       6,438          2,705            2,230             --            --        11,373
E. V. Goings...................      35,405             --          181,520         24,885            87       241,897
Clifford J. Grum...............       4,124          8,000           19,226             --            --        31,350
Betsy D. Holden................          --            200               --             --            --           200
Joe R. Lee.....................       6,500             --            3,000             --            --         9,500
Bob Marbut.....................      21,470             --            8,409             --            --        29,879
Gaylin L. Olson................          --             --           47,394          6,000        17,410        70,804
David R. Parker................          --          9,000            2,000             --            --        11,000
Robert M. Price................       4,000             --           11,113             --            --        15,113
Joyce M. Roche.................         200             --              115             --            --           315
Hans J. Schwenzer..............       7,100             --           42,733         10,000            --        59,833
Christian E. Skroeder..........       2,300             --           29,275          9,000            --        40,575
Paul B. Van Sickle.............      56,598             --           67,952          7,000        72,739       204,289
                                 -----------        ------          -------     -----------  -------------  -----------
  Subtotal.....................     711,306         19,905          634,127         56,885        90,236     1,512,459
                                 -----------        ------          -------     -----------  -------------  -----------
                                 -----------        ------          -------     -----------  -------------  -----------
All directors and executive
 officers as a group (30)
 (including the named
 individuals above)............     732,763         40,411          810,382        111,229       137,981     1,832,766
                                 -----------        ------          -------     -----------  -------------  -----------
                                 -----------        ------          -------     -----------  -------------  -----------

------------------------------

(1) Includes stock options granted under the Company's 1996 Incentive Plan and the Director Stock Plan. Also includes estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan.

(2) Sole voting and no investment power.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company's common stock, which is the Company's only class of outstanding voting securities.

                                                        AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP  PERCENT OF CLASS
------------------------------------------------------  --------------------  -----------------
T. Rowe Price Associates, Inc.                                  3,720,012(1)            6.3%
100 E. Pratt Street
Baltimore, MD 21202

Hotchkis & Wiley                                                3,026,233(2)            5.1%
800 West Sixth Street, Suite 540
Los Angeles, CA 90017-2708

Trimark Investment Management Inc.                              2,988,600(3)            5.0%
One First Canadian Place, Suite 5600
Toronto, Ontario M5X 1E5
Canada

------------------------

(1) T. Rowe Price Associates, Inc. has sole voting power with respect to 489,051 shares and sole dispositive power with respect to 3,720,012 shares. The shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price") serves as an investment advisor with power to direct investments and/or sole power to vote the shares. Price expressly disclaims that it is, in fact, the beneficial owner of the shares.

(2) Hotchkis & Wiley has sole voting power with respect to 2,547,433 shares.

(3) Trimark Investment Management Inc. is the trustee, manager, investment counsel, and portfolio manager of a family of Canadian mutual funds. As of March 10, 1998, 2,988,600 shares of Tupperware Corporation were held in the aggregate by the following mutual funds: Trimark Select Balanced Fund and Trimark Income-Growth Fund. Beneficial ownership of the shares is with the unitholders of such Trimark mutual funds, however, Trimark Investment Management Inc. has and exercises sole voting and sole investment power with respect to the shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    For the period January 1, 1997 to December 31, 1997, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that a Form 4 report inadvertently was not filed on a timely basis for one transaction for David T. Halversen, an officer of the Company.

               REPORT OF THE COMPENSATION AND DIRECTORS COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation and Directors Committee (the "Committee") is responsible for the establishment, oversight and administration of executive compensation and management incentive plans. It appoints members of senior management to have authority over the design and administration of other employee benefit plans. The Committee is composed entirely of outside directors.

EXECUTIVE COMPENSATION PHILOSOPHY

    The executive compensation program is designed to achieve two principal objectives. First, the program is intended to be fully competitive to enable the company to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and shareholders such that a significant portion of each executive's compensation varies with Company performance.

    The Committee's philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals, and less than competitive total compensation for performance below financial goals. The leveraged incentive system consists of annual and long-term cash incentive compensation, and stock compensation consisting primarily of stock options and secondarily of restricted stock.

    The Committee assesses compensation competitiveness by referring at least annually to a variety of compensation survey data furnished by prominent international consulting firms. The data include predicted market values (medians and/or averages) for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with whom the Company may compete for executive talent. In addition, the Committee refers to benchmarks of predicted total compensation for the Company's most senior executives, derived from a group of consumer products companies whose businesses are felt to be similar to the Company's. The companies whose data are represented in these various surveys include companies of varying performance levels, and are many of the same companies that comprise the comparator group indices in the Performance Graph included in this proxy statement.

    Based on studies supplied by an independent consultant, the Committee believes that the Company's compensation program for the Named Officers has the following characteristics that serve to align executive interest with long-term shareholder value creation:

    - Emphasizes "at risk" pay such as annual cash incentives, stock options and long-term cash incentives.

    - Emphasizes long-term compensation such as stock options and long-term cash incentives.

    - Rewards financial results rather than individual performance against individual objectives.

    Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs have been structured to comply with Section 162(m). The actions of the Committee regarding the compensation paid, or to be paid, to executive management, have also complied with Section 162(m). However, the Committee reserves the right to forego deductibility if, in its discretion, it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its shareholders.

ANNUAL SALARIES

    Salary ranges governing executives including the Chief Executive Officer (the "CEO") and the other four most highly compensated executive officers of the Company (the "Named Officers") are established annually based on the competitive data described earlier. Within those ranges, individual salaries vary based upon the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly-hired executives are determined at time of hire taking into account the above factors other than tenure. The CEO receives salary increase consideration at approximately 15-18 month intervals, while the remaining Named Officers receive salary increase consideration at 12-15 month intervals.

    Individual salary increases are based on the performance of the individual executives and on the overall performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

ANNUAL INCENTIVES

    The Company's annual cash incentive program for executives is based on financial performance, and is designed to promote the annual objectives of the organization.

    Participants include the CEO, the other Named Officers, and other management employees whose contributions influence annual financial results. The CEO's and the other Named Officers' target incentive opportunities are subject to Committee review and approval annually established as a percentage of salary based on job level, impact on results, and the competitive data referred to previously. The CEO's and the other Named Officers' targets range from 50-65 percent of annual salary, and awards based on financial performance range from 0-200 percent of target.

    Financial objectives are subject to review and approval by the Committee at the beginning of each year. For 1997, the financial measures for executive level incentives were a combination of net income, segment profit and sales.

    The Committee verifies the actual performance achieved as a precondition to approving awards, and reserves the right to adjust any formula-based award that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results, and to determine the proper treatment of changes in accounting standards, non-recurring events, or capital gains and losses. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of changes in accounting standards and non-recurring events, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses, and the Committee's discretion is limited to reducing or withholding awards.

LONG-TERM INCENTIVES

    The Company's long-term cash incentive program is based on financial performance and is designed both to promote the long-term objectives of the organization, and to serve as a retention incentive. Participants include the CEO and the other Named Officers as well as key employees who are in a position to make substantial contributions to the accomplishment of the long-term financial objectives of the Company. Each participant's target incentive opportunity is established as a percentage of salary, and is based on job level, impact on results, and the competitive data referred to previously. For the 1995-1997 three-year program, the CEO's and the other Named Officers' targets were established at 50 percent of the annual incentive target with targets ranging from 25-32.5 percent of annual salary and awards based on financial performance range from 0-300 percent of target.

    Financial objectives are subject to review and approval by the Committee at the beginning of each performance period. For the 1995-1997 program and for the three-year program that began January 1, 1997, Stern Stewart's "Economic Value Added" is the financial measure for most participants. It is defined as net operating profit after taxes less a capital charge and is regarded as an effective simultaneous measurement of both earnings improvement and capital usage. The financial measure for some of the participants in the 1995-1997 program was net income.

    The Committee verifies the actual performance achieved as a precondition to approving awards and reserves the right to adjust any formula-based award that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, non-recurring events, or capital gains and losses. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of changes in accounting standards and non-recurring events, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses, and the Committee's discretion is limited to reducing or withholding awards.

STOCK OPTIONS

    The grant of stock options to key employees encourages equity ownership and closely aligns management interest with the interests of shareholders. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Company has guidelines regarding the accumulation of designated levels of Company stock over time by officers.

    Stock options are granted annually to the CEO and the other Named Officers, and to other key employees having strategic impact on product, staffing, technology, pricing, investment or policy matters. The aggregate number of options granted and each individual grant to the CEO and the other Named Officers contain option exercise prices at the fair market value on the date of grant and are based on competitive norms derived from the survey data referred to previously, and are subject to Committee approval. The competitive norms include grant size data (number of shares times exercise price) for companies granting options in conjunction with one or more additional long-term incentive programs.

    The size of the annual 1997 grants for the executive officers as a group approximates the median of the competitive norms; however, in addition to the 1997 annual option grant, a special grant was made to 23 key executives, including the CEO and the other Named Officers. These special grants are intended to encourage greater ownership in the Company as well as to recognize the increased importance to overall corporate performance of the businesses or functions under the direction of these executives. The option exercise price for the special grant is equal to 110 percent of the fair market value of the stock on the effective date of grant. Vesting of the options in this special grant is contingent upon the achievement and maintenance of established stock price targets. Any unvested options at the end of five years from grant date are forfeited.

RESTRICTED STOCK

    The Company does not make grants of restricted stock as part of its regular long-term incentive program, but does so, subject to Committee approval, in certain special circumstances as a retention or performance incentive, or as compensation for the forfeited value of incentive or stock awards at a previous employer. The Company made a restricted stock grant to Mr. Goings in 1997 for Company performance in 1996.

CORPORATE PERFORMANCE & CEO PAY

    Performance in 1997 did not meet management's expectations. Net income was $82.0 million, including a $42.4 million pre tax ($31.3 million after tax) charge recorded in the fourth quarter. This represented a 52 percent decrease from pro forma 1996 net income of $170.4 million.

    As a result of company performance in 1997 there will be no payout to Mr. Goings under the annual incentive program. An award of $536,000 under the 1995-1997 long-term incentive program was approved by the Committee because of strong performance results in 1995 and 1996 which offset poorer performance in 1997 against the three-year cumulative performance measurement goals of this program.

    Based upon a comparison of Mr. Goings' total compensation package (salary, annual and long-term incentives at target, stock options, benefits and perquisites) with the total compensation packages of the CEO's of the benchmark companies referred to previously, Mr. Goings' total compensation opportunity at target is 23 percent less than the predicted market median.

    An increase in Mr. Goings' salary was approved by the Committee in August from $475,000 to $550,000 effective October 1, 1997 to reflect his election as the Company's Chairman and Chief Executive Officer. The Committee granted a stock option to Mr. Goings in 1997 to purchase 206,000 shares of the Company's common stock. One half of such number of options constituted the annual grant discussed previously. The other one half, or 103,000 options constituted a one-time special retention stock option grant with an exercise price equal to 110 percent of the fair market value of the stock on the effective date of grant, and vesting based on performance targets and forfeiture provisions as discussed above.

    In 1996, the Committee approved an annual incentive award, with payment deferred until 1998, to Mr. Batts, who retired as Chairman and Chief Executive Officer, September 30, 1997. As noted above, there will be no award payments under the 1997 annual incentive program. The Committee approved Mr. Batts' 1995-1997 long-term incentive program payment in the amount of $471,000, based on the same results as discussed previously. Following Mr. Batts' retirement, a consulting agreement, effective October 1, 1997, was entered into by and between Tupperware Corporation and Mr. Batts, whereby monthly fees of $12,500 for the period October 1, 1997 through December 31, 1997 were paid. In addition, expenses totaling $26,317 were paid to Mr. Batts for post-retirement office and support services in 1997.

                                          Compensation and Directors Committee
                                          Bob Marbut--Chairperson
                                          Rita Bornstein
                                          Lloyd C. Elam
                                          Clifford J. Grum

                               PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index, the Standard & Poor's Consumer Goods Composite Index, and to the Standard & Poor's Consumer Staples Index. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at May 20, 1996 (the date the Company's common stock began trading) and that all dividends were reinvested. The Company is included in all indices.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 CUMULATIVE TOTAL SHAREHOLDER RETURN
May 20, 1996 through December 27, 1997
Time Period                                                                         Return
                                          Tupperware    S & P 500   S & P 500 Cons Staples    S & P 500 Cons Gds
5/20/96                                          100          100                                            100
7/1/96                                         98.83        99.85                      100                101.82
12/28/96                                      126.58       111.51                   106.89                109.41
12/27/97                                       66.49       143.45                   138.34                144.51

                                                                                         S&P 500
                                                                            S&P 500     CONSUMER
              MEASUREMENT PERIOD                TUPPERWARE                 CONSUMER       GOODS
            (FISCAL YEAR COVERED)               CORPORATION    S&P 500     STAPLES*     COMPOSITE
----------------------------------------------  -----------  -----------  -----------  -----------
5/20/96.......................................      100.00       100.00       --           100.00
7/1/96........................................       98.83        99.85       100.00       101.82
12/28/96......................................      126.58       111.51       106.89       109.41
12/27/97......................................       66.49       143.45       138.34       144.51

*The S & P Consumer Staples Index was compiled by Standard & Poor on 7/1/96. No data for 5/20/96 was available. The graph assumes that the value of the investment in the S & P Consumer Staples Index was $100 on 7/1/96.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation, attributable to all service in the fiscal years 1997, 1996 and 1995, paid to or deferred by the person who was chief executive officer during the fiscal year 1997 and by those persons who were, at the end of the 1997 fiscal year, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                                                                                          LONG TERM COMPENSATION
                                                                                    -----------------------------------
                                                                                             AWARDS
                                                                                    ------------------------   PAYOUTS
                                                    ANNUAL COMPENSATION             RESTRICTED   SECURITIES   ---------
                                         -----------------------------------------     STOCK     UNDERLYING     LTIP
                                          SALARY                  OTHER ANNUAL       AWARD(S)     OPTIONS/     PAYOUTS
NAME AND PRINCIPAL POSITION     YEAR      ($)(1)    BONUS ($)   COMPENSATION ($)      ($)(2)     SARS (#)(3)     ($)
----------------------------  ---------  ---------  ---------  -------------------  -----------  -----------  ---------
Warren L. Batts ............       1997    609,885(5)        --             --              --           --     471,000(6)
Retired Chairman of the            1996    359,308(5) 1,020,500(6)             --           --       45,000   1,020,500(6)
Board and Chief Executive          1995    750,000    369,525              --               --       40,563          --
Officer (through September
30, 1997)

E.V. Goings ................       1997    491,731         --              --               --      206,000     536,250
Chairman of the Board and          1996    451,923  1,331,750(7)             --      1,050,375(8)     82,000    926,250
Chief Executive Officer            1995    366,346    834,137              --          459,137       19,064          --

Gaylin L. Olson ............       1997    214,999     21,771              --               --       20,000     127,595
Senior Vice President              1996    211,815    105,433              --          276,375       20,000     186,746
Emerging Markets                   1995    203,115    117,993              --               --        6,287          --

Hans J. Schwenzer(9) .......       1997    309,542    333,069              --               --       40,000     218,985
Senior Vice President              1996    339,206    501,228              --          457,500       39,000     501,228
Tupperware Worldwide               1995    323,425    257,048              --               --        8,788          --

Christian E. Skroeder(9) ...       1997    294,579    287,807              --               --       70,000     260,588
President, Tupperware              1996    263,263    429,025              --          411,750       40,000     429,025
Europe, Africa and Middle          1995    302,986    258,986              --               --        9,532          --
East

Paul B. Van Sickle .........       1997    269,692         --              --               --       50,000     225,000
Executive Vice President           1996    228,077    352,500              --          320,250       27,000     352,500
                                   1995    199,600    189,143              --               --        7,301          --


                                ALL OTHER
                              COMPENSATION
NAME AND PRINCIPAL POSITION      ($)(4)
----------------------------  -------------
Warren L. Batts ............       52,928
Retired Chairman of the            99,570
Board and Chief Executive         153,415
Officer (through September
30, 1997)
E.V. Goings ................      125,656
Chairman of the Board and          72,260
Chief Executive Officer            59,989
Gaylin L. Olson ............       26,877
Senior Vice President              27,802
Emerging Markets                   32,341
Hans J. Schwenzer(9) .......           --
Senior Vice President                  --
Tupperware Worldwide                   --
Christian E. Skroeder(9) ...           --
President, Tupperware                  --
Europe, Africa and Middle              --
East
Paul B. Van Sickle .........       54,036
Executive Vice President           35,669
                                   31,896

------------------------------

(1) Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code") and amounts deferred under the Supplemental Plan (see footnote 4), as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2) Represents the market value on the date of grant of restricted stock awarded under the Company's 1996 Incentive Plan. The number, vesting schedule and value of restricted stock held at the end of the 1997 fiscal year are as follows:

                                                                                                VESTING SCHEDULE
                                                                   NUMBER OF                 ----------------------
NAME                                              DATE OF GRANT   SHARES HELD    VALUE($)      SHARES       DATE
------------------------------------------------  -------------  -------------  -----------  -----------  ---------
Warren L. Batts.................................           --             --            --           --          --
E.V. Goings.....................................     02/28/96         11,810       322,560       11,810    02/28/98
                                                     05/31/96         14,000       382,375       14,000    05/31/99
                                                     03/05/97         10,885       297,296       10,885    03/05/99
Gaylin L. Olson.................................     05/31/96          6,000       163,875        6,000    05/31/99
Hans J. Schwenzer...............................     05/31/96         10,000       273,125       10,000    05/31/99
Christian Skroeder..............................     05/31/96          9,000       245,812        9,000    05/31/99
Paul B. Van Sickle..............................     05/31/96          7,000       191,187        7,000    05/31/99

        In the event of a Change of Control of the Company, all restricted stock shares become free of all restrictions and become nonforfeitable. Holders of restricted stock receive the same dividends as other common stockholders. Restricted stock of Premark International, Inc. ("Premark") that was outstanding prior to the distribution of the Company's equity by Premark to its shareholders (the "Distribution"), was converted to Tupperware restricted stock and was adjusted to account for the dilutive effect of the Distribution.

(3) For 1995, stock options for Premark stock held prior to the Distribution were converted to stock options for Tupperware stock and were adjusted to account for the dilutive effect of the Distribution.

(4) For 1997, this column consists of annual contributions by the Company with respect to Messrs. Batts, Goings, Olson and Van Sickle to the Retirement Savings Plan and amounts credited by the Company with respect to Messrs. Batts, Goings, Olson and Van Sickle to the Company's Supplemental Plan (which provides benefits to the Named Officers to which they would have been entitled under the Retirement Savings Plan, but for the benefit limits imposed by the Code) as follows: Mr. Batts, $11,261 and $41,667; Mr. Goings $11,292 and $114,364; Mr. Olson $11,892 and $14,985; and Mr. Van Sickle
    $11,846 and $42,190, respectively.

(5) Mr. Batts served as Chairman of the Board and Chief Executive Officer of Premark until May 31, 1996 when he completed his service as Chief Executive Officer and became Chairman of the Board and Chief Executive Officer of Tupperware Corporation. Mr. Batts continued to serve as Chairman of the Board of Premark through September 1997. As consideration for his continued service to Premark as Chairman, Premark reimbursed Tupperware $179,654 in 1996 and $198,263 in 1997, representing one-third of his salary from Tupperware, which amounts are not included in the table.

(6) The annual bonus amount for 1996 represents a special bonus in lieu of participation in the Company's annual incentive program in recognition of Mr. Batts' leadership through the Distribution. This amount will be paid to Mr. Batts following his retirement. The long-term bonus amounts represent two-thirds of the award at 300 percent of target under the Company's 1994-1996 long-term incentive programs, and a prorated award at 300 percent of target under the Company's 1995-1997 long-term incentive program.

(7) In the Bonus column, $405,500 represents the cash portion of the 1996 gainsharing award under an employment agreement with Mr. Goings, and $926,250 represents an annual bonus based on the performance of the non-North American operations. The other part of the gainsharing award was paid in 10,885 shares of restricted stock which will vest in two years from date of grant. Dividends will be paid on such shares. The value of such shares is reflected in the restricted stock column.

(8) Represents a restricted stock grant of 14,000 shares valued at $644,875, and a restricted stock grant of 10,885 shares valued at $405,500 under Mr. Goings' 1996 gainsharing award.

(9) The compensation of Messrs. Schwenzer and Skroeder is paid in local currency, namely German marks and Swiss francs for Mr. Schwenzer, and Swiss francs for Mr. Skroeder. For purposes of reporting, the local currency has been translated to United States dollars as of the end of each fiscal year. The effect of currency translations may cause the appearance of salaries to be at lower levels than in prior years.

                                 STOCK OPTIONS

    The following tables show option grants, exercises and fiscal year-end values of stock options for the Named Officers under the Company's 1996 Incentive Plan. The Plan permits the grant of stock appreciation rights in connection with all or any part of an option, but none has been granted. Stock options for Premark stock held prior to the Distribution were converted to stock options for Tupperware stock and were adjusted to account for the dilutive effect of the Distribution.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                             ------------------------------------------------------
                                              NUMBER OF    % OF TOTAL
                                             SECURITIES      OPTIONS
                                             UNDERLYING    GRANTED TO    EXERCISE OR                  GRANT DATE
                                               OPTIONS    EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                         GRANTED (#)   FISCAL YEAR      ($/SH)         DATE         ($)(3)
-------------------------------------------  -----------  -------------  ------------  ------------  -------------
Warren L. Batts                                      --            --        --                  --            --
E.V. Goings                                     103,000          9.44%   $   24.25(1)    11/10/2007   $   839,450
                                                103,000          9.44        26.70(2)    11/10/2007       760,140
Gaylin L. Olson                                  10,000          0.92        24.25(1)    11/10/2007        81,500
                                                 10,000          0.92        26.70(2)    11/10/2007        73,800
Hans J. Schwenzer                                20,000          1.83        24.25(1)    11/10/2007       163,000
                                                 20,000          1.83        26.70(2)    11/10/2007       147,600
Christian E. Skroeder                            35,000          3.21        24.25(1)    11/10/2007       285,250
                                                 35,000          3.21        26.70(2)    11/10/2007       258,300
Paul B. Van Sickle                               25,000          2.29        24.25(1)    11/10/2007       203,750
                                                 25,000          2.29        26.70(2)    11/10/2007       184,500

------------------------

(1) These options will become exercisable on November 11, 2000. The exercise price on these stock options is the fair market value of the Company's common stock on the date of grant rounded up to the nearest nickel. The term of each option is ten years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the fair market value of the common stock in cash.

(2) These options are performance options. One-third of the options will become exercisable upon reaching each of the following target stock prices on the New York Stock Exchange for 45 out of 60 consecutive trading days: (a) $32.05; (b) $36.05; and (c) $40.05. Any portion of such stock options which shall not have become exercisable by November 11, 2002 shall expire automatically. The exercise price for these stock options is 110 percent of the fair market value of the Company's common stock on the date of grant rounded up to the nearest nickel. The term of each option is ten years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the fair market value of the common stock in cash.

(3) The Black-Scholes option pricing model was used assuming a dividend yield of 2 percent, a risk-free interest rate of 5.8 percent, an expected stock price volatility based on historical experience of 36 percent, and an expected option life based on historical experience of five years. In each case, the historical experience includes the experience of Premark. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                         NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                     SHARES ACQUIRED       VALUE        OPTIONS AT FY-END (#)         AT FY-END ($)(2)
                                       ON EXERCISE       REALIZED     --------------------------  -------------------------
NAME                                     (#)(1)           ($)(2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------  -----------------  -------------  -----------  -------------  ----------  -------------
Warren L . Batts..................             --               --       216,386         85,563    2,303,055            --
E.V. Goings.......................             --               --       181,520        307,064    1,954,064       378,524
Gaylin L. Olson...................             --               --        47,394         46,287      415,946        36,750
Hans J. Schwenzer.................             --               --        42,733         87,788      396,966        73,500
Christian E. Skroeder.............             --               --        29,275        119,532      119,083       128,624
Paul B. Van Sickle................             --               --        67,952         84,301      848,171        91,874

------------------------

(1) Upon the exercise of an option, the optionee must pay the exercise price in cash or stock.

(2) Represents the difference between the fair market value of the common stock underlying the option and the exercise price at fiscal year-end.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table sets forth the long-term incentive opportunity for the three-year cycle of 1997 through 1999 under the Company's 1996 Incentive Plan. Payment of awards, if any, would occur in 2000 based on actual performance for the three-year period.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                    ESTIMATED FUTURE PAYOUTS UNDER
                                                          PERFORMANCE OR OTHER        NON-STOCK PRICE-BASED PLANS
                                                              PERIOD UNTIL      ---------------------------------------
NAME                                                      MATURATION OR PAYOUT     THRESHOLD       TARGET     MAXIMUM
--------------------------------------------------------  --------------------  ---------------  ----------  ----------
Warren L. Batts(1)......................................          3 years          $       0     $   65,417  $  196,251
E. V. Goings............................................          3 years                  0        178,750     536,250
Gaylin L. Olson.........................................          3 years                  0         53,750     161,250
Hans J. Schwenzer.......................................          3 years                  0         72,462     217,386
Christian E. Skroeder...................................          3 years                  0         88,439     265,317
Paul B. Van Sickle......................................          3 years                  0         75,000     225,000

------------------------

(1) Mr. Batts will participate in the 1997-1999 long-term incentive program on a prorated basis for the nine-month period of 1997 extending through September 30, 1997, the date of his retirement.

    The Named Officers participate in a three-year Long-Term Program under the Company's 1996 Incentive Plan. The program provides for an incentive opportunity based on meeting or exceeding financial measures established by the Compensation and Directors Committee of the Company's Board of Directors. Performance measurements are based on Stern Stewart's "Economic Value Added" performance model, which is defined as net operating profit after taxes less a capital charge. Awards are subject to forfeiture if the participant's employment is terminated. The above estimated future payouts are based on a percentage of current salary which may change between the date hereof and time of payout.

RETIREMENT PLANS

    Messrs. Goings, Olson and Van Sickle (the "U.S. named officers"), participate in the Tupperware Corporation Base Retirement Plan (the "Base Plan") at one percent of career average pay. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years service for each of the U.S. named officers are: Mr. Goings, 5.08; Mr. Olson, 17.00; and Mr. Van Sickle, 24.08. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for Social Security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the U.S. named officers are: Mr. Goings, $221,591; Mr. Olson, $70,956; and Mr. Van Sickle, $84,579. The estimates take into account participation in the Base Plan, any predecessor plan formula, and the Tupperware Supplemental Plan, which provides benefits from general assets of the Company that would otherwise be payable from plans but for the benefit limits imposed by the Code.

    Mr. Batts retired from Tupperware Corporation effective September 30, 1997, and elected a lump sum payment, under the Company's Base Retirement Plan and Supplemental Plan. He received $689,634 from the Base Retirement Plan and $1,581,453 from the Supplemental Plan. IRS rules require that Mr. Batts, as one of the highest paid employees, provide security to the Base Retirement Plan to secure repayment of the lump sum amount paid under the Plan in the unlikely event that the Plan is terminated without sufficient assets. Mr. Batts provided such security in the form of a letter of credit.

    Mr. Skroeder participates in the Premiere Products, Inc. Pension Plan (the "TEAM pension plan") at 1.75 percent of pay of the average best five salaries in the final ten years prior to retirement per year of service. Compensation covered by the TEAM pension plan includes salary plus management bonus, but does not include any overtime, commissions or occasional premiums. Mr. Skroeder has
9.83 years credited service under the TEAM pension plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Skroeder is Sfr 331,983. The estimate takes into account participation in the TEAM and Swiss pension plans and any predecessor plan formulas.

    Mr. Schwenzer currently participates in the Tupperware Deutschland GmbH Pension Plan (the "German pension plan") at 0.5 percent of final five year average pay up to the social security ceiling, plus 1.67 percent of final five year average pay in excess of the social security ceiling per year of service. Compensation covered by the German pension plan includes salary plus average management bonuses over the last five years, but does not include any overtime, commissions and occasional premiums. Mr. Schwenzer has 33 years credited service under the German pension plan. Benefits are computed on a straight-life annuity basis and are not subject to deductions for social security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Schwenzer is DM 476,316. The estimate takes into account participation in the German pension plan and any predecessor plan formulas.

GERMAN PENSION PLAN

                                  YEARS OF SERVICE
   FINAL     ----------------------------------------------------------
AVERAGE PAY      15          20          25          30          35
-----------  ----------  ----------  ----------  ----------  ----------
 $200,000    $   50,100  $   66,800  $   83,500  $  100,200  $  116,900
  225,000        56,363      75,150      93,938     112,725     131,513
  250,000        62,625      83,500     104,375     125,250     146,125
  300,000        75,150     100,200     125,250     150,300     175,350
  400,000       100,200     133,600     167,000     200,400     233,800
  450,000       112,725     150,300     187,875     225,450     263,025
  500,000       125,250     167,000     208,750     250,500     292,250
  600,000       150,300     200,400     250,500     300,600     350,700
  700,000       175,350     233,800     292,250     350,700     409,150
  800,000       200,400     267,200     334,000     400,800     467,600

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company receive (i) an annual retainer fee of $26,000, (ii) an additional retainer fee for serving on Board committees (other than the Executive Committee) of $4,000 per year, in the case of the committee chairperson, and $2,000 per year, in the case of the other members, and (iii) a fee of $1,500 for each meeting of the Board and for each meeting of any Board committee attended.

    Such directors may elect to defer payment of all or part of the retainer and attendance fees, in which event interest would be credited at the prime rate. Under the Company's Director Stock Plan, non-employee directors may elect to receive their annual retainers in cash or in shares of Tupperware Common Stock, or they may elect to forego the retainer in exchange for a reduced price on stock options. The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Common Stock is made to each new non-employee director after three months of service on the Tupperware Board.

CHANGE-OF-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

    The Company has entered into a change of control employment agreement (collectively, the "Change of Control Agreements") with each of its executive officers including the CEO and the Named Officers. The purpose of these agreements is to assure stockholders that the business of the Company will continue with a minimum amount of disruption in the event of a change of control of the Company. Under the terms of the Change of Control Agreements, a change of control is defined as the acquisition of 20 percent or more of the Company's Common Stock or voting securities of the Company by a person or group, certain changes in the majority of the Company's Board, certain mergers involving the Company, or the liquidation, dissolution or sale of all or substantially all of the assets of the Company. If within three years of a change of control, the Company terminates any such officer's employment (other than for cause or disability) or any such officer terminates his employment for good reason, or, during the 30-day period beginning one year after a change of control, any such officer terminates his employment for any reason, such officer will be entitled to, among other things, his or her base salary and pro rata bonus through the date of termination; the amount of any compensation previously deferred and any accrued vacation pay, in each case, to the extent not yet paid; three times the sum of his or her base salary and the greater of the highest incentive awards for the most recently completed fiscal year or the average of the last three years' incentive awards; and continued participation in the Company's welfare plans for the remainder of such three-year period (other than medical benefits which will, under certain circumstances, be continued for the lifetime of such officer). Additionally, if any payment or distribution by the Company or any subsidiary or affiliate to an officer who is party to a Change of Control Agreement would be subject to any excise tax as an "excess parachute payment", then such officer will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by such officer attributable to such additional gross up payment, such officer is in the same after-tax position as if no excise tax had been imposed on such officer.

    The company has an employment agreement with Mr. Schwenzer pursuant to which Mr. Schwenzer will be the Managing Director of Tupperware Germany. In the event Mr. Schwenzer is terminated without cause by the Company, the agreement provides for a severance payment equal to 1.5 times Mr. Schwenzer's annual gross salary.

    The Company has an additional agreement with Mr. Schwenzer whereby on October 31, 1998, Mr. Schwenzer will receive 6,760 shares of the Company's common stock in exchange for his agreement not to compete with the Company or hire away any of its employees for a one-year period following his retirement which is expected to occur in 2001.

2.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of its Audit and Corporate Responsibility Committee, the Board has appointed Price Waterhouse LLP as independent auditors of the Company for the fiscal year ending December 26, 1998, which appointment will be proposed for ratification at the annual meeting. Price Waterhouse LLP served as independent auditors of the Company for the fiscal year 1997.

    Services performed by Price Waterhouse LLP as independent auditors for the 1997 fiscal year included, among others: the annual audit of the consolidated financial statements; audits or limited reviews of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements and audits of domestic employee benefit plans and trusts; and consultations in connection with various financial reporting, accounting, tax and other matters.

    Representatives of Price Waterhouse LLP will be present at the meeting to make statements if they desire, and to respond to questions of shareholders.

    Approval of the proposal requires the affirmative vote of a majority of the shares voted. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the next fiscal year.

    THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

3.  OTHER MATTERS

DISCRETIONARY AUTHORITY

    At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

NOTICE REQUIREMENTS

    The Company's By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be, and be furnished to the Company generally not less than 30 days prior to the annual meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

    In addition to the foregoing, any shareholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 1999 annual meeting of shareholders should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 26, 1998.

EXPENSES AND METHODS OF SOLICITATION

    The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

    Georgeson & Company Inc. has been retained by the Company to aid in the solicitation of proxies and will be paid $8,500, plus expenses, for its services.

By order of the Board of Directors

                 [SIGNATURE]

Thomas M. Roehlk
Senior Vice President,
General Counsel and Secretary

Dated: March 27, 1998

      Your Vote Is Important. Please Complete and Sign the Enclosed Proxy.
         Return It Promptly in the Accompanying Postage Paid Envelope.

                              TUPPERWARE CORPORATION
                                 ANNUAL MEETING

                             Tupperware Corporation
                           14901 S. ORANGE BLOSSOM TRAIL
                                Orlando, FL 32837

                                    MAY 8, 1998

                         TUPPERWARE CORPORATION

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be taken as authority to vote FOR the election of all of the nominees in
Item 1, to vote FOR Item 2, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" ITEM 2

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

ITEM 1.    THE ELECTION OF DIRECTORS
Nominees:  Rita Bornstein, E. V. Goings, Betsy D. Holden,
           Robert M. Price and Joyce M. Roche

           / / FOR all nominees         / / WITHHOLD for all

WITHHOLDING FOR (Write that nominee's name in the space to the right):

ITEM 2.    THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

           / / FOR       / / AGAINST      / / ABSTAIN

COMMENTS/ADDRESS CHANGE / /
Please mark this box if you have written comments/address change on reverse side.

I PLAN TO ATTEND MEETING. / /
If you check this box to the right an admission ticket will be sent to you.

Date:  ________________________________, 1998

_____________________________________________
Signature(s) in Box
Receipt is hereby acknowledged of the notice of meeting and proxy statement dated March 27, 1998 and the 1997 annual report to shareholders of Tupperware Corporation.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

                              TUPPERWARE CORPORATION
                 14901 S. ORANGE BLOSSOM TRAIL, ORLANDO, FL 32837
                   PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

                                    MAY 8, 1998

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints E. V. Goings, Thomas M. Roehlk and Paul B. Van Sickle, and each of them, proxies for the undersigned, with full power of substitution, to vote the shares that the undersigned is entitled to vote at the annual Meeting of Shareholders of Tupperware Corporation, on May 8, 1998, and at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly be presented.


Comments/Address Change: Please mark comment/address box on reverse side


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY
                      IN THE POSTPAID ENVELOPE PROVIDED.

                                                         ----------------
                                                         SEE REVERSE SIDE
                                                         ----------------